Exhibit 99

RPC, Inc. Announces the Passing of its

Chairman of the Board, R. Randall Rollins, Sr.

ATLANTA, August 18, 2020 – With deep sadness, RPC, Inc. (NYSE: RES) announced today the passing of R. Randall Rollins, the Company’s Chairman of the Board, who died peacefully following a short illness on August 17, 2020 in the presence of his family. Mr. Rollins was 88 years old. Long-standing Board Member Henry B. Tippie, who serves as Lead Director, and Richard A. Hubbell, Chief Executive Officer and Board Member, will continue in their respective leadership roles until succession plans are announced.

“Along with several generations of RPC employees, I am saddened by Randall’s loss,” stated Richard A. Hubbell, Chief Executive Officer. “He exemplified the principles of integrity, innovation and dedication that have characterized RPC since its inception. Randall successfully guided RPC for almost 50 years and always supported our efforts to grow and thrive as a leading oilfield services company.”

At the time of his death, R. Randall Rollins served as Chairman of the Board, a position he had held since 1991. He also served as a Director of RPC beginning in 1984, when the Company was formed in a spinoff from Rollins, Inc. Prior to 1984, Randall was responsible for the oilfield services division of Rollins. Randall has served as a member of the Boards for Emory University, SunTrust Banks, Inc., Berry College, Gold Kist, and The Lovett School. In addition to his responsibilities with RPC, at the time of his death, he was Chairman of the Board of Rollins, Inc. and Marine Products Corporation. He was also a member of the Boards of Dover Motorsports, Inc. and the Robert W. Woodruff Health Sciences Center Fund, Inc.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc., please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net